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                                                                    EXHIBIT 4.11


                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") dated as of the 18 day of June, 2002, between Harken Energy Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, a New Jersey limited liability company (formerly known as ChaseMellon Shareholder Services L.L.C.)), as Rights Agent (the "Rights Agent").

                                    RECITALS

         1. The Company and the Rights Agent have previously entered into that certain Rights Agreement, dated as of April 6, 1998 (the "Agreement").

         2. Section 27 (Supplements and Amendments) of the Agreement provides, in part, that, as long as the Rights are redeemable, the Agreement may be supplemented or amended without the approval of any holders of Rights.

         3. The Company has effected and desires to continue to effect exchange offers (collectively, the "Exchange Offers") for its outstanding 5% Convertible Subordinated Notes due 2003 (the "Notes") pursuant to which the holders of the Notes have received and will continue to receive various securities of the Company in exchange for the Notes.

         4. The Company desires to amend the Agreement to ensure that no Person will be deemed to be an Acquiring Person (as defined in the Agreement) as a result of holding the Notes, participating in one or more of the Exchange Offers or both.

                                    AGREEMENT

         Section 1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

         Section 2. Amended Definition. Pursuant to Section 27 of the Agreement (Supplements and Amendments), the undersigned wish to amend Section 1(k) of the Agreement (Certain Definitions -- Exempt Person) by deleting the existing
Section 1(k) in its entirety and replacing it with a new Section 1(k) to read as follows:

         "(k) "Exempt Person" shall mean (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, and (ii) any Person who or which is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as the result of such Person's Beneficial Ownership of the

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         Company's 5% Convertible Subordinated Notes due 2003, or acquisition from the Company of the Company's securities, and any shares of Common Stock issuable upon conversion, exchange or redemption thereof, in exchange for the Company's 5% Convertible Subordinated Notes due 2003 held by such Person or both, unless and until such Person, while a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, shall become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to such an exchange, conversion or redemption."

         Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 4. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be duly executed as of the day and year first above written.

                                  HARKEN ENERGY CORPORATION


                                  By: /s/ Bruce N. Huff
                                      ------------------------------------------
                                      Bruce N. Huff
                                      President and Chief Operating Officer

                                  AMERICAN STOCK TRANSFER AND TRUST
                                  COMPANY, as Rights Agent


                                  By: /s/ ______________________________________
                                      Name:_____________________________________
                                      Title:____________________________________

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